EXHIBIT 99.1

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RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED
LONG TERM INCENTIVE PLAN
Effective July 1, 2020
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RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED

EXHIBIT 99.1
LONG TERM INCENTIVE PLAN

RULES OF THE TAKEDA PHARMACEUTICAL COMPANY LIMITED
LONG-TERM INCENTIVE PLAN
1.Introduction
1.1 Purpose
The purpose of the Rules of the Takeda Pharmaceutical Company Limited Long Term Incentive Plan (the "Takeda LTIP") is to (a) align the interests of the Company’s shareholders and the recipients of awards under the Takeda LTIP by increasing the proprietary interest of such recipients in the Company’s growth and success, (b) advance the interests of the Company by attracting and retaining officers and other employees, (c) motivate such persons to act in the longterm best interests of the Company and its shareholders, and (d) further the Company’s risk mitigation strategy by enabling the Company to provide incentive compensation that appropriately balances risk and reward. The Takeda LTIP provides for the grant of awards settled in shares of Common Stock, as well as awards settled in American Depositary Shares. All references throughout the Takeda LTIP to a share of Common Stock also shall include an American Depositary Share.
1.2 Effective Date and Term
The Takeda LTIP shall be effective as of July 1, 2020, and shall continue in effect for a term of 10 years unless otherwise terminated sooner.
1.3 Shares of Common Stock and American Depositary Shares
Only shares of Common Stock may be issued to Award Recipients resident/employed in Japan pursuant to awards granted under the Takeda LTIP.
Only American Depositary Shares may be issued to Award Recipients resident/employed outside of Japan pursuant to awards granted under the Takeda LTIP.
For the sake of clarity, no fractional shares of Common Stock or fractional American Depositary Shares may be issued under the Takeda LTIP.
2.Definitions
For purposes of the Takeda LTIP, the following terms shall have the meanings set forth below:
"Administrator" means Equatex U.S. Inc. or any other authorized person(s) or service provider designated by the Committee to assist with the operation and administration of the Takeda LTIP in the exercise of its sole discretion as provided herein and to the extent permitted under the Companies Act and any other applicable laws.
"American Depositary Share" or "ADS" means an American depositary share of the Company as listed and traded on the NYSE, each representing ½ of one (1) share of Common Stock and being evidenced by an American depositary receipt.
"Award Agreement" means the written or electronic agreement or other instrument or document evidencing an award granted hereunder between the Company and the Award Recipient.

"Award Recipient" means an Eligible Employee who has been granted an award under the Takeda LTIP.
"Board" means the Company’s Board of Directors.
"Business Day" means any day on which the NYSE or the TSE, as applicable, is open for the transaction of business.
"Cause" means, except as may be otherwise provided in an individual employment agreement to which the Award Recipient is a party, (a) a material breach by the Award Recipient of the terms and conditions of the Award Recipient's employment, including but not limited to (i) material breach by the Award Recipient of the Company's code of business conduct; (ii) a material breach by the Award Recipient of the Award Recipient's employment contract (if any); (iii) commission by the Award Recipient of an act of fraud, embezzlement or theft in connection with the Award Recipient's duties or in the course of the Award Recipient's employment; (iv) wrongful disclosure by the Award Recipient of secret processes or confidential information of the Company or the Group Company that employs the Award Recipient; or (v) failure by the Award Recipient to substantially perform the duties of the Award Recipient's employment (other than any such failure resulting from the Award Recipient's Disability) provided that any such determination in respect of whether such a failure has occurred must be made on a reasonable basis; or (b) to the extent permitted by applicable law, engagement by the Award Recipient, directly or indirectly, for the benefit of the Award Recipient or others, in any outside activity, employment or business which is competitive with the Company or the Group Company that employs the Award Recipient.
"Change of Control" means (a) the Company coming under the control of another unrelated entity as a result of an offer to all Company shareholders to acquire all of the outstanding shares of Common Stock (other than any shares of Common Stock held by the unrelated entity making the offer and any entities acting together with it), and (b) a subsidiary or other affiliate of the Company that directly employs an Award Recipient ceasing to be under the control of the Company. For purposes of the foregoing, "control" means, in relation to any entity, the power of that entity to secure that the affairs of a body corporate are conducted in accordance with that entity’s wishes whether by the holding of shares, the possession of voting power, or by means of powers conferred by the corporate constitution or other document regulating the affairs of than or any other body corporate.
"Chief Executive Officer" means the chief executive officer of the Company.
"Claim for Award" shall have the meaning set forth in Section 9 of the Takeda LTIP.
"Committee" means the Company's Business Review Committee or any other committee of the Company designated by the Board to the extent permitted under the Companies Act and any other applicable laws.
"Common Stock" means the common stock of the Company as listed and traded on the TSE, and all rights appurtenant thereto.
"Company" means Takeda Pharmaceutical Company Limited, a company registered in Japan.
"Companies Act" means the Companies Act of Japan (Act No. 86 of 2005), as amended.
"Disability" means, except as may be otherwise provided in an individual employment agreement to which the Award Recipient is a party, a physical or mental impairment, which makes an Award Recipient permanently unable to perform his or her material and substantial duties of any gainful occupation, as determined by the Company or Group Company that employs the Award Recipient in its sole discretion.
"Eligible Employee" means an employee of the Company or a Group Company.
"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.
"Fair Market Value" means, as of any particular day, the closing trading price at which transactions in shares of Common Stock take place on the TSE (or American Depositary Shares take place on the NYSE, as applicable). If no price is reported for a particular date, "Fair Market Value" will be the closing trading price at which transactions in shares of Common Stock take place on the TSE (or American Depositary Shares take place on the NYSE, as applicable) on the closest preceding Business Day for which such price is available unless otherwise determined by the Committee. If shares of Common Stock are no longer listed on the TSE (or American Depositary Shares are no longer listed on the NYSE, as applicable) or another established market, the Fair Market Value will be determined in good faith by the Committee in its sole discretion.
"Financial Instruments and Exchange Act" means the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended.
"Grant Notice" means the electronic and/or written notice of the grant of an award under the Takeda LTIP provided by the Company.
"Group Company" means any company which, from time to time, is under the control of the Company.
"Interim Vesting Date" means the 1st day of the first calendar month following the end of the calendar quarter in which the Award Recipient terminates employment or service by reason of Disability or death.
"NYSE" means the New York Stock Exchange.
"Other Stock-Based Award" means an award granted pursuant to Section 8 of the Takeda LTIP, including without limitation stock options, stock appreciation rights and deferred stock units.
"Performance Award" means a right to receive an amount of cash, Common Stock (or American Depositary Shares, as applicable), or a combination thereof, contingent upon the attainment of specified Performance Measures within a specified Performance Period and which is granted pursuant to Section 7 of the Takeda LTIP.
"Performance Measures" means the criteria and objectives, established by the Committee, which shall be satisfied or met (a) as a condition to the grant or exercisability of an award granted pursuant to the Takeda LTIP, or (b) during the applicable Restriction Period or Performance Period as a condition to the vesting of the Award Recipient’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock-Based Award or Performance Award, to the Award Recipient’s receipt of the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award or of payment with respect to such award.
"Performance Period" means any period designated by the Committee during which (a) the Performance Measures applicable to an award shall be measured and (b) the performance-based conditions to vesting applicable to an award shall remain in effect.

"Restricted Stock" means shares of Common Stock (or American Depositary Shares, as applicable) which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.
"Restricted Stock Award" means an award of Restricted Stock granted pursuant to Section 6 of the Takeda LTIP.
"Restricted Stock Unit" means a right to receive one share of Common Stock (or American Depositary Share, as applicable) or, in lieu thereof and to the extent set forth in the applicable Award Agreement, the Fair Market Value of such share of Common Stock (or American Depositary Share, as applicable) in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
"Restricted Stock Unit Award" means an award of Restricted Stock Units granted pursuant to Section 5 of the Takeda LTIP.
"Restriction Period" means any period designated by the Committee during which (a) the Common Stock (or American Depositary Shares, as applicable) subject to a Restricted Stock Award may be subject to forfeiture and may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Takeda LTIP or the Award Agreement relating to such award, or (b) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock-Based Award shall remain in effect.
"Retirement" means, except as may be otherwise provided in an individual employment agreement to which the Award Recipient is a party, an Award Recipient's termination of employment with the Company and all Group Companies (a) for any reason other than death, Disability or Cause, and (b) which constitutes a "retirement" as determined by the Company or Group Company that employs the Award Recipient in its sole discretion pursuant to local laws, rules and practices.
"Tax Date" shall have the meaning set forth in Section 4.5 of the Takeda LTIP.
"TSE" means the Tokyo Stock Exchange.
"U.S. Award Recipient" means an Award Recipient who is a citizen or resident alien of the United States of America, or is otherwise subject to taxation on an award in the United States of America.
"U.S. Tax Code" means the U.S. Internal Revenue Code of 1986, as amended, including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto.
3.Eligibility
Award Recipients shall be selected by the Committee in its sole discretion from time to time. The Committee’s selection of a person to receive an award pursuant to the Takeda LTIP at any time shall not require the Committee to select such person to receive an award pursuant to the Takeda LTIP at any other time. The Company or Group Company that employs the Award Recipient shall determine, in its sole discretion, the extent to which an Award Recipient shall be considered employed during an approved leave of absence. For purposes of the Takeda LTIP and for the sake of clarity, a person will not cease to be an Eligible Employee while such person is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence approved by the Company or the applicable Group Company that employs such person. In this regard, the Company or the applicable Group Company shall determine in good faith and in the exercise of its discretion whether a person has become or has ceased to be an Eligible Employee and the effective date of such person’s employment or termination of employment, as the case may be. For purposes of a person’s participation in or other rights, if any, under the Takeda LTIP as of the time of the Company's or the applicable Group Company's determination, all such determinations shall be final, binding and conclusive, notwithstanding that any governmental agency subsequently makes a contrary determination.
4.Grant of Awards
4.1.Award Agreement
Each award granted by the Company under the Takeda LTIP shall be evidenced by a Grant Notice and an Award Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Award Agreement is issued by the Company and, to the extent required by the Company, executed or electronically accepted by the Award Recipient. Upon such execution or acceptance of the Award Agreement within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Award Agreement (and any award not executed or accepted within the specified time period shall be ineffective and void).
4.2.Awards to Eligible Employees of Group Companies
In conjunction with any award granted under the Takeda LTIP to an Eligible Employee employed by a Group Company, the employing Group Company shall, for financial reporting purposes, bear primary responsibility for the grant and settlement of such awards, and shall mutually cooperate with the Company to ensure satisfaction of all terms and conditions of such awards.
4.3.Non-Transferability
No award granted under the Takeda LTIP shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Committee or, to the extent expressly permitted in the Award Agreement relating to such award, to the Award Recipient’s family members, a trust or entity established by the Award Recipient for estate planning purposes, a charitable organization designated by the Award Recipient or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Award Agreement relating to an award, each award may be exercised or settled during the Award Recipient’s lifetime only by the Award Recipient or the Award Recipient’s legal representative or similar person. Except as permitted hereunder, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
4.4.Designation of Beneficiary
To the extent permitted by the Committee and in accordance with any procedures established by the Committee or the Administrator, an Award Recipient may file with the Company a written designation of one or more persons as such Award Recipient’s beneficiary or beneficiaries (both primary and contingent) in the event of the Award Recipient’s death or incapacity. Each beneficiary designation shall become effective only when submitted to the Company during the Award Recipient’s lifetime on a form and in such manner as prescribed by the Committee of the

Administrator. The spouse of a married Award Recipient domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee or the Administrator of a new beneficiary designation shall cancel all previously filed beneficiary designations. If an Award Recipient fails to designate a beneficiary, or if all designated beneficiaries of an Award Recipient predecease the Award Recipient, then each outstanding award held by such Award Recipient, to the extent vested or exercisable, shall be payable to or may be exercised by such Award Recipient’s executor, administrator, legal representative or similar person in accordance with applicable law.
4.5.Awards Subject to Clawback
The awards granted under the Takeda LTIP and any cash payment or shares of Common Stock (or American Depositary Shares, as applicable) delivered pursuant to such an award are subject to forfeiture and recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt pursuant to applicable laws, rules and regulations.
4.6.Tax Withholding
The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock (or American Depositary Shares, as applicable) or the payment of any cash pursuant to an award made hereunder, payment by the Award Recipient of any national, local or other taxes of any kind which may be required to be withheld or paid in connection with such award. An Award Agreement may provide that (a) the Company shall withhold whole shares of Common Stock (or American Depositary Shares, as applicable) which would otherwise be delivered to an Award Recipient, having an aggregate Fair Market Value as of the date the amount of taxes to be withheld in connection with an award is determined by the Company (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to an Award Recipient, in the amount necessary to satisfy any such obligation or (b) the Award Recipient may satisfy any such obligation by any of the following means: (a) a cash payment to the Company; (b) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (or American Depositary Shares, as applicable) having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (c) authorizing the Company to withhold whole shares of Common Stock (or American Depositary Shares, as applicable) which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to an Award Recipient, in either case equal to the amount necessary to satisfy any such obligation; or (d) any combination of the foregoing, in each case to the extent set forth in the Award Agreement relating to the award. Shares of Common Stock (or American Depositary Shares, as applicable) to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable tax withholding rules).
4.7.Relationship to Other Compensation and Benefit Plans
No amounts acquired by an Award Recipient under the Takeda LTIP shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Group Company unless provided otherwise in such other plan. Furthermore, nothing contained in the Takeda LTIP will be deemed in any way to limit or restrict the Company or any Group Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
5.Restricted Stock Units and Performance Stock Units
5.1.General
The Committee may, in its sole discretion, grant Restricted Stock Unit Awards to Eligible Employees as may be selected by the Committee. Each Restricted Stock Unit Award shall be set forth in a Grant Notice and Award Agreement that is issued to an Award Recipient, and shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Takeda LTIP, the terms and conditions of the applicable Award Agreement and the following specific rules: Any Restricted Stock Unit Award that is subject to the attainment of Performance Measures shall be referenced as a "Performance Stock Unit Award" and "Performance Stock Units."
5.2.Number of Common Shares/American Depositary Shares and Other Terms
The number of shares of Common Stock (or American Depositary Shares, as applicable) subject to a Restricted Stock Unit Award, including the Restriction Period, Performance Period (if any), Performance Measures (if any) and the actual number that are earned upon the attainment of any specified Performance Measures (if applicable), shall be determined by the Committee. For the sake of clarity, when determining the number of shares of Common Stock (or American Depositary Shares, as applicable) subject to a Restricted Stock Unit Award, the Committee may reference, in its sole discretion, the Fair Market Value of a share of Common Stock (or an American Depositary Share, as applicable) on the date of grant (or, if the date of grant is not a Business Day, the Business Day immediately preceding the date of grant) or establish such other methodology as it deems appropriate or advisable, in its sole discretion.
5.3.Vesting and Forfeiture
The Award Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its sole discretion, and subject to the provisions of this Takeda LTIP, for the vesting of such Restricted Stock Unit Award (a) if the Award Recipient remains continuously in the employment or service of the Company or a Group Company during the specified Restriction Period and (b) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award (1) if the Award Recipient does not remain continuously in the employment or service of the Company during the specified Restriction Period or (2) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
5.4.Settlement of Vested Restricted Stock Unit Awards; Dividend Equivalents
The Award Agreement relating to a Restricted Stock Unit Award shall specify (a) whether such award may be settled in shares of Common Stock (or American Depositary Shares, as applicable) or cash or a combination thereof and (b) whether the Award Recipient shall be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such award, and, if determined by the Committee, interest on, or the deemed reinvestment of, such dividend equivalents. Any dividend equivalents with respect to a Restricted Stock Unit Award shall be subject to the same restrictions and same terms and conditions as such Restricted Stock Unit Award. Prior to the settlement of a Restricted Stock Unit Award in shares of Common Stock (or American Depositary Shares, as applicable), the Award Recipient shall have no rights as a shareholder of the Company with respect to the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award.
5.5.Termination of Employment or Service
Except as otherwise determined by the Committee and reflected in an Award Agreement, if an Award Recipient's employment or service with the Company or a Group Company terminates, the Restricted Stock Unit Award shall be treated in accordance with the following provisions:
5.5.1Death: If an Award Recipient terminates employment or service by reason of death, the Restricted Stock Unit Award shall vest in full on the Interim Vesting Date and the Company shall settle the vested Restricted Stock Unit Award in the form of a cash payment as soon as administratively practicable.
5.5.2Disability: If an Award Recipient terminates employment or service by reason of Disability, the Restricted Stock Unit Award shall vest in full on the Interim Vesting Date and the Company shall settle the vested Restricted Stock Unit Award in the form of a cash payment as soon as administratively practicable.
5.5.3Retirement: If an Award Recipient terminates employment or service by reason of Retirement, the Restricted Stock Unit Award shall continue to vest and shall be settled in accordance with the terms of the Award Agreement as if the Award Recipient continued employment or service.
5.5.4Termination for Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service for Cause, the Restricted Stock Unit Award immediately shall be forfeited in its entirety (whether vested but unsettled or unvested) as of the date of the Award Recipient's termination for Cause.
5.5.5Termination Without Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service without Cause, the unvested portion of the Restricted Stock Unit Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
5.5.6Resignation: If an Award Recipient resigns employment or service, the unvested portion of the Restricted Stock Unit Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
6.Restricted Stock
6.1.General
The Committee may, in its sole discretion, grant Restricted Stock Awards to Eligible Employees as may be selected by the Committee. Each Restricted Stock Award shall be set forth in a Grant Notice and Award Agreement that is issued to an Award Recipient, and shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Takeda LTIP, the terms and conditions of the applicable Award Agreement and the following specific rules: Any Restricted Stock Award that is subject to the attainment of Performance Measures shall be referenced as a "Performance Restricted Stock Award" and "Performance Restricted Stock."
6.2.Number of Common Shares/American Depositary Shares and Other Terms

The number of shares of Common Stock (or American Depositary Shares, as applicable) subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee. For the sake of clarity, when determining number of shares of Common Stock (or American Depositary Shares, as applicable) subject to a Restricted Stock Award, the Committee may reference, in its sole discretion, the Fair Market Value of a share of Common Stock (or an American Depositary Share, as applicable) on the date of grant (or, if the date of grant is not a Business Day, the Business Day immediately preceding the date of grant) or establish such other methodology as it deems appropriate or advisable, in its sole discretion.
6.3.Vesting and Forfeiture
The Award Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its sole discretion, and subject to the provisions of this Takeda LTIP, for the vesting of the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award (a) if the Award Recipient remains continuously in the employment or service of the Company or a Group Company during the specified Restriction Period, and (b) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock (or American Depositary Shares, as applicable) subject to such award (1) if the Award Recipient of such award does not remain continuously in the employment or service of the Company or a Group Company during the specified Restriction Period or (2) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
6.4.Restrictions on Transferability
During the Restriction Period, an Award Recipient shall be restricted from transferring the shares of Common Stock (or American Depositary Shares, as applicable) to any third party as reflected in the applicable Award Agreement and, in the Committee's discretion, the Company may take appropriate measures to prevent the Award Recipient from transferring such shares of Common Stock (or American Depositary Shares, as applicable) to any third party during such period. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of any applicable Performance Measures), subject to the Company’s right to require payment of any taxes pursuant to Section 4.5, the restrictions shall be removed from the requisite number of any shares of Common Stock.
6.5.Rights with Respect to Restricted Stock Awards
Unless otherwise set forth in the Award Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the Award Recipient shall have all rights as a shareholder of the Company, including, but not limited to, voting rights and the right to participate in any capital adjustment applicable to all holders of Common Stock (or American Depositary Shares, as applicable); provided, however, that a distribution with respect to shares of Common Stock (or American Depositary Shares, as applicable), including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Restricted Stock Award with respect to which such distribution was made.
6.6.Termination of Employment or Service
Except as otherwise determined by the Committee and reflected in an Award Agreement, if an Award Recipient's employment or service with the Company or a Group Company terminates, the Restricted Stock Award shall be treated in accordance with the following provisions:
Unit Award shall be treated in accordance with the following provisions:

6.6.1Death: If an Award Recipient terminates employment or service by reason of death, the Restricted Stock Award shall vest in full on the Interim Vesting Date and the Company shall settle the vested Restricted Stock Award in the form of a cash payment as soon as administratively practicable.
6.6.2Disability: If an Award Recipient terminates employment or service by reason of Disability, the Restricted Stock Award shall vest in full on the Interim Vesting Date and the Company shall settle the vested Restricted Stock Unit Award in the form of a cash payment as soon as administratively practicable.
6.6.3Retirement: If an Award Recipient terminates employment or service by reason of Retirement, the Restricted Stock Award shall continue to vest and shall be settled in accordance with the terms of the Award Agreement as if the Award Recipient continued employment or service.
6.6.4Termination for Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service for Cause, the Restricted Stock Award immediately shall be forfeited in its entirety (whether vested but unsettled or unvested) as of the date of the Award Recipient's termination for Cause.
6.6.5Termination Without Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service without Cause, the unvested portion of the Restricted Stock Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
6.6.6Resignation: If an Award Recipient resigns employment or service, the unvested portion of the Restricted Stock Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
7.Performance Awards
7.1.General
The Committee may, in its sole discretion, grant Performance Awards to Eligible Employees as may be selected by the Committee. Each Performance Award shall be set forth in a Grant Notice and Award Agreement that is issued to an Award Recipient, and shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Takeda LTIP, the terms and conditions of the applicable Award Agreement and the following specific rules.
7.2.Value of Performance Awards and Performance Measures
The method of determining the value of the Performance Award, the determination of the Performance Measures and the determination of the Performance Period applicable to a Performance Award shall be determined by the Committee in its sole discretion. For the sake of clarity, when determining number of shares of Common Stock (or American Depositary Shares, as applicable) subject to a Performance Award, the Committee may reference, in its sole discretion, the Fair Market Value of a share of Common Stock (or an American Depositary Share, as applicable) on the date of grant (or, if the date of grant is not a Business Day, the Business Day immediately preceding the date of grant) or establish such other methodology as it deems appropriate or advisable, in its sole discretion.
7.3.Vesting and Forfeiture

The Award Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its sole discretion, and subject to the provisions of the Takeda LTIP, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
7.4.Settlement of Vested Performance Awards
The Award Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (or American Depositary Shares, as applicable), cash or a combination thereof. Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock (or American Depositary Shares, as applicable), the Award Recipient shall have no rights as a shareholder of the Company.
7.5.Termination of Employment or Service
Except as otherwise determined by the Committee and reflected in an Award Agreement, if an Award Recipient's employment or service with the Company or a Group Company terminates, the Performance Award shall be treated in accordance with the following provisions:
7.7.1Death: If an Award Recipient terminates employment or service by reason of death, the Performance Award shall vest as determined by the Committee in its sole discretion.
7.7.2Disability: If an Award Recipient terminates employment or service by reason of Disability, the Performance Award shall vest as determined by the Committee in its sole discretion.
7.7.3Retirement: If an Award Recipient terminates employment or service by reason of Retirement, the Performance Award shall continue to vest and shall be settled in accordance with the terms of the Award Agreement as if the Award Recipient continued employment or service.
7.7.4Termination for Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service for Cause, the Performance Award immediately shall be forfeited in its entirety (whether vested but unsettled or unvested) as of the date of the Award Recipient's termination for Cause.
7.7.5Termination Without Cause: If the Company or a Group Company, as applicable, terminates an Award Recipient's employment or service without Cause, the Performance Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
7.7.6Resignation: If an Award Recipient resigns employment or service, the Performance Award immediately shall be forfeited as of the date of the Award Recipient's resignation.
8.Other Stock-Based Awards
Subject to the limitations set forth in the Takeda LTIP, the Committee is authorized to grant Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock (or

American Depositary Shares, as applicable), including without limitation shares of Common Stock (or American Depositary Shares, as applicable) issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee.  The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its sole discretion.  Each award shall be set forth in a Grant Notice and Award Agreement that is issued to an Award Recipient, and shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Takeda LTIP, the terms and conditions of the applicable Award Agreement.
9.Claim for Award
9.1.General
In conjunction with the vesting of any award granted under the Takeda LTIP and to the extent required pursuant to applicable law, the Company shall provide an Award Recipient (either on its own behalf or if the Award Recipient is employed by a Group Company, on behalf of the Group Company) a claim for award (the "Claim for Award") that the Award Recipient shall tender to the Company as full and complete consideration for the shares of Common Stock (including those to be converted into American Depositary Shares, as applicable) that are issued in settlement of the award upon satisfaction of the underlying terms and conditions and upon the Company's completion of all required legal, regulatory and other actions for the issuance of such shares of Common Stock (including those to be converted into American Depositary Shares, as applicable). For the purpose of clarity, the Award Recipient shall be required to tender the Claim for Award to the Company on the condition that the Company completes all required procedures under the Companies Act and the Financial Instruments and Exchange Act for the allotment of such shares of Common Stock to the Award Recipient. Any Claim for Award shall be addressed in the related Award Agreement and shall form part of the underlying award.
9.2.Amount of Claim for Award
The value of the Claim for Award shall equal the Fair Market Value of the shares of Common Stock (including those to be converted into American Depositary Shares, as applicable) issued in settlement of the award on the Business Day immediately preceding the date on which the Company resolves or determines to approve the issuance of the shares of Common Stock (including those to be converted into American Depositary Shares, as applicable).
9.3.Non-Assignment
Any Claim for Award provided in conjunction with an award made under the Takeda LTIP may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way by the Award Recipient. In addition, any Claim for [Award/Consideration] shall be immediately cancelled and forfeited upon the cancellation and forfeiture of the related award granted under the Takeda LTIP.
10.Oversight and Administration of the Takeda LTIP
10.1.General
The Takeda LTIP shall be administered by the Committee. The Committee may grant any one or a combination of the following awards under the Takeda LTIP to Eligible Employees: (a)

Restricted Stock Units Awards and Performance Stock Units Awards; (b) Restricted Stock Awards; (c) Performance Awards; or (d) Other Stock-Based Awards. For purposes of the foregoing and unless otherwise provided by the Board, the Committee shall grant awards under the Takeda LTIP to Eligible Employees resident/employed in Japan in the form of awards relating to shares of Common Stock, and shall grant awards under the Takeda LTIP to Eligible Employees resident/employed outside of Japan in the form of awards relating to American Depositary Shares.
The Committee shall have full power and authority to operate and administer the Takeda LTIP in accordance with the terms and conditions as reflected herein. Subject to applicable law, the powers of the Committee shall include (but are not limited to) the ability to:
10.1.1select Award Recipients from among Eligible Employees;
10.1.2establish guidelines, criteria and overall numbers of and limits of awards;
10.1.3establish the types of, and the terms and conditions of, all awards made under the Takeda LTIP, subject to any applicable limitations set forth in, and consistent with the express terms of, the Takeda LTIP;
10.1.4make grants, conditionally or unconditionally, and pay or otherwise effect awards subject to, and consistent with, the express provisions of the Takeda LTIP;
10.1.5establish Performance Measures and Performance Periods, subject to, and consistent with, the express provisions of the Takeda LTIP;
10.1.6reduce the amount of any award;
10.1.7prescribe the form(s) of Award Agreements and other instruments setting forth the terms of awards granted under the Takeda LTIP;
10.1.8pay and to defer payment of awards, or change the form of payment, on such terms and conditions, not inconsistent with the express terms of the Takeda LTIP, as the Committee shall determine in its sole discretion;
10.1.9direct the Company to make conversions, accruals and payments pursuant to the Takeda LTIP;
10.1.10determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, accelerated, exchanged, deferred (in accordance with the requirements of Section 409A of the U.S. Tax Code, with respect to U.S. Award Recipients) or surrendered;
10.1.11construe and interpret the Takeda LTIP and any award granted under the Takeda LTIP, make any determination of fact incident to the operation of the Takeda LTIP and correct any defect, supply any omission or reconcile any inconsistency in the Takeda LTIP or any award in the manner and to the extent it shall deem desirable to carry it into effect;
10.1.12promulgate, amend and rescind rules, regulations, guidelines and practices relating to the implementation, operation and administration of the Takeda LTIP;
10.1.13accelerate the date on which any award may be exercised or vest;

10.1.14make adjustments in Performance Measures or in other terms and conditions of Performance Stock Units and Performance Awards or other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles;
10.1.15engage the services of persons and firms, including banks, consultants, insurance companies and broker-dealers in furtherance of the Takeda LTIP’s activities; and
10.1.16make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the Takeda LTIP.
10.2.Delegation of Authority
The Committee may delegate some of its power and authority hereunder to the Administrator, Chief Executive Officer or one or more other executive officers of the Company as the Committee deems appropriate and to the extent permitted under the Companies Act and any other applicable laws. The Committee may delegate other of its administrative powers under the Takeda LTIP to the extent permitted under the Companies Act and any other applicable laws. References to the "Committee" in the Takeda LTIP shall include any party to whom authority is duly delegated in accordance with this Section 10.2.
10.3.Indemnification
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer or employee to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Takeda LTIP in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer or employee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or subordinate internal rules) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
10.4.Sub-Plans of the Takeda LTIP
The Committee may, in its sole discretion, establish sub-plans of the Takeda LTIP for purposes of granting awards to Eligible Employees employed in any country outside of Japan. For purposes of the foregoing, the Committee may establish one or more sub-plans to: (a) amend or vary the terms of the Takeda LTIP in order to conform such terms with the laws, rules and regulations of the country where an Eligible Employee is located; (b) amend or vary the terms of the Takeda LTIP in the country where a Group Company is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Award Recipients or a Group Company, or (c) amend or vary the terms of the Takeda LTIP in the country where a Group Company is located as it considers necessary or desirable to meet the goals and objectives of the Takeda LTIP. Each sub-plan established pursuant to this Section 10.4 shall be reflected in a written appendix to the Takeda LTIP for each Group Company in such country. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 10.4 to the Administrator, Chief Executive Officer or one or more other executive officers of the Company as the Committee deems appropriate and to the extent permitted under the Companies Act and any other applicable laws.

11.Reimbursement
In conjunction with any award granted under the Takeda LTIP to an Award Recipient employed by a Group Company, the employing Group Company shall reimburse the Company in an amount equal to the Claim for Award and any other related costs corresponding to such award to the extent such reimbursement payment is permissible under applicable law. For purposes of the foregoing, the Company and each applicable Group Company shall enter into a written reimbursement agreement addressing the timing, manner and other aspects of the reimbursement payments as the parties shall agree.
12.Adjustments and Change of Control
12.1.Adjustments for Changes in Common Stock
In the event of any stock dividend, extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets, spin-off or other reorganization in which the Company is a party, appropriate adjustments shall be made to each award. If a majority of the shares of Common Stock are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change of Control as described in Section 12.2 below) shares of another corporation, the Committee may unilaterally amend the outstanding awards to provide that such awards shall apply to the new shares of stock. In the event of any such amendment, the outstanding awards shall be adjusted in a fair and equitable manner, as determined by the Committee, in its sole discretion. The adjustments determined by the Committee pursuant to this Section 12.1 shall be final, binding and conclusive.
12.2.Change of Control
Except as may be otherwise provided in an individual employment agreement or other agreement addressing the treatment of an award granted pursuant to the Takeda LTIP upon a Change of Control, in the event of a Change of Control due to merger or acquisition, all outstanding awards granted under the Takeda LTIP shall vest immediately to the extent such awards have not already vested. Notwithstanding the foregoing, if an Award Recipient is subject to U.S. Tax Code Section 409A, the aforementioned vesting and any resulting settlement or payment of an award shall occur only to the extent such Change of Control is a "change in control event as defined in U.S. Department of Treasury Regulation Section 1.409A-3(i)(5)(i).
13.Amendment and Termination of Takeda LTIP
The Board or, to the extent permitted by applicable law, the Committee may amend, modify, suspend or terminate the Takeda LTIP as it shall deem advisable; provided, however, that no amendment to the Takeda LTIP shall be effective without the approval of the Company’s shareholders if shareholder approval is required by applicable law, rule or regulation, and any rule of the TSE or NYSE, or any other stock exchange on which the shares of Common Stock are then traded; provided further, no amendment may materially impair the rights of an Award Recipient with respect to an outstanding award without the consent of such Award Recipient, unless such amendment is necessary or advisable to comply with applicable laws, as determined by the Committee.
14.U.S. Tax Code Sections 409A and 457A
With respect to U.S. Award Recipients, the awards granted under the Takeda LTIP are intended to be exempt from or comply with the requirements of U.S. Tax Code Section 409A and to be exempt from U.S. Tax Code Section 457A (to the extent applicable to the Company), and the Takeda LTIP shall be construed and administered accordingly. Notwithstanding any other provision of the Takeda LTIP or an Award Agreement to the contrary, to the extent that the Committee determines that any award granted to a U.S. Award Recipient is subject to U.S. Tax Code Sections 409A or 457A, it is the intent that such Award Agreement incorporate the terms and conditions necessary to avoid adverse tax consequences under U.S. Tax Code Sections 409A or 457A, as applicable, and that such Award Agreement and the terms of the Takeda LTIP as applicable to such Award be so interpreted and administered. In this regard and without limitation, if an award is subject to U.S. Tax Code Section 409A and becomes payable by reason of a U.S. Award Recipient’s termination of employment, such Award shall not be paid to the U.S. Award Recipient unless the U.S. Award Recipient’s termination of employment constitutes a "separation from service" within the meaning of U.S. Tax Code Section 409A. Further, if the U.S. Award Recipient is deemed at the time of such separation from service to be a "specified employee" within the meaning of U.S. Tax Code Section 409A, no payment of the Award shall be made to the U.S. Award Recipient prior to the earlier of (a) the expiration of the six-month period measured from the date of the U.S. Award Recipient’s separation from service or (b) the date of the U.S. Award Recipient’s death, to the extent such delayed payment is required to avoid a prohibited distribution under U.S. Tax Code Section 409A of the U.S. Tax Code. Except as otherwise provided in an Award Agreement, all payments which are delayed pursuant to the immediately preceding sentence shall be paid to the U.S. Award Recipient in a lump sum upon expiration of such six-month period (or, if earlier, upon the Award Recipient’s death). Further, notwithstanding anything to the contrary in the Takeda LTIP, to the extent required under U.S. Tax Code Section 409A in order to make payment of an award upon a Change of Control, the applicable transaction or event must qualify as a change in the ownership or effective control of the Company or as a change in the ownership of a substantial portion of the assets of the Company pursuant to U.S. Treasury Regulation Section 409A(a)(2)(A)(v) and if it does not, then unless otherwise specified in the applicable Award Agreement, payment of such award will be made on the Award’s original payment schedule or, if earlier, upon the death of the Award Recipient.
Notwithstanding any provision of the Takeda LTIP to the contrary, in the event that following the date an award is granted to a U.S. Award Recipient the Committee determines that the Award may be subject to U.S. Tax Code Sections 409A or 457A, the Committee may, but shall not be required to, adopt such amendments to the Takeda LTIP and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an award, in each case, without the consent of the U.S. Award Recipient, that the Committee determines are necessary or appropriate to (a) exempt the Award from U.S. Tax Code Section 409A or U.S. Tax Code Section 457A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of U.S. Tax Code Section 409A and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under U.S. Tax Code Sections 409A or 457A if compliance is not practical. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.
Although the Company may endeavor to (a) qualify an award for favorable or specific tax treatment under applicable laws or (b) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Takeda LTIP, including this Section 14. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Award Recipients under the Takeda LTIP. Nothing in this Takeda LTIP or in an award Agreement shall provide a basis for any person to take any action against the Company based on matters covered by U.S. Tax Code Section 409A or U.S. Tax

Code Section 457A, including the tax treatment of any Awards, and the Company will not have any liability under any circumstances to a U.S. Award Recipient or any other party if an award that is intended to be exempt from, or compliant with, U.S. Tax Code Section 409A or exempt from U.S. Tax Code Section 457A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

15.Miscellaneous
15.1.Unfunded Plan
The Takeda LTIP is intended to constitute an "unfunded" plan. Nothing contained herein or in any Award Agreement shall (a) require the Company to segregate any monies, other property, shares of Common Stock or American Depositary Shares, create any trusts, or to make any special deposits for any amounts payable to any Award Recipient or other person, or (b) be construed as creating in respect of any Award Recipient or any other person any equity or other interest of any kind in any assets of the Company or any Group Company, or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any Group Company and an Award Recipient or any other person. Prior to the payment or settlement of any award granted pursuant to the Takeda LTIP, nothing contained herein or in any Award Agreement shall give any Award Recipient or any other person any rights that are greater than those of a general unsecured creditor of the Company or Group Company.
15.2.Securities Laws
The offer, issuance or sale of any shares of Common Stock including those to be converted into the American Depositary Shares (or America Depositary Shares, as applicable) under the Takeda LTIP shall not become effective (a) until the completion of all necessary procedures under the Companies Act, the Financial Instruments and Exchange Act and the Securities Act of 1933, as amended, as well as those under other Japanese and U.S. federal, state or non-U.S. laws, rules or regulations, or the requirements of any stock exchange upon which the shares of Common Stock (or American Depositary Shares, as applicable) may then be listed, as the Company or the Committee deems applicable, or (b) unless, in the opinion of legal counsel for the Company, an exemption from the requirements of such laws, rules, regulations, or requirements available for the offer, issuance, and sale of such shares of Common Stock (or American Depositary Shares, as applicable) is applicable. Further, all shares of Common Stock (or American Depositary Shares, as applicable) acquired pursuant to the Takeda LTIP shall be subject to the Company's policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares of Common Stock including those to be converted into the American Depositary Shares (or American Depositary Shares, as applicable) under the Takeda LTIP shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock (or American Depositary Shares, as applicable) as to which such requisite authority shall not have been obtained. As a condition to the settlement of any award granted under the Takeda LTIP, the Company may require the Award Recipient to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
15.3.No Rights to Employment

Nothing in the Takeda LTIP or any instrument executed pursuant hereto shall confer upon any Employee any right to continue in the employ of the Company or any Group Company, nor shall anything in the Takeda LTIP affect the right of the Company or a Group Company to terminate the employment of any Employee, with or without cause.
15.4.Transferability
Award Recipient Contributions credited to the Takeda LTIP on behalf of any Award Recipient and any rights with regard to the purchase of American Depositary Shares pursuant to a Purchase Right may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise determined in the Takeda LTIP) by the Award Recipient. Any such attempt at assignment, transfer, pledge or other disposition shall be null, void and without effect.
15.5.Severability
If any particular provision of the Takeda LTIP is found to be invalid or otherwise unenforceable, such determination shall not affect the other provisions of the Takeda LTIP, but the Takeda LTIP shall be construed in all respects as if such invalid provision were omitted.
15.6.Governing Law and Jurisdiction
The validity, interpretation and administration of the Takeda LTIP and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of Japan (regardless of the laws that might be applicable under principles of conflicts of laws). Without limiting the generality of the foregoing, the period within which any action in connection with the Takeda LTIP must be commenced shall be governed by the laws of Japan (regardless of the laws that might be applicable under principles of conflicts of laws), without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought.
15.7.Headings
Headings are given to the Sections and subsections of the Takeda LTIP solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Takeda LTIP.

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